Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

May 19, 2011	For more information:
Nancy Murphy
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 346-1506
nmurphy@steinmart.com

STEIN MART, INC. REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Financial highlights:

•	Diluted earnings per share of $0.35, or $0.32 as adjusted.

•	Operating income as adjusted of $24.2 million increases 14.2 percent.

•	Comparable store sales up 1.5 percent.

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for the first quarter ended April 30, 2011.

Overview of Results

Net income for the first quarter was $15.9 million or $0.35 per diluted share compared to net income of $14.3 million or $0.32 per diluted share in 2010. Net income as adjusted was $14.7 million or $0.32 per diluted share for the first quarter of 2011. The results as adjusted exclude an after-tax gain of $1.2 million or $0.03 per diluted share to correct an error in the Company’s credit card reward liability (see Reward Breakage Gain below).

Sales increased to $303.5 million, up 0.8 percent from $301.0 million in the first quarter in 2010. Comparable store sales increased 1.5 percent for the same period.

“We are pleased to report solid first quarter results including higher comparable store sales, improved margins and a 14.2 percent increase in operating income as adjusted,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “Customers responded positively to our growing assortment of designer labels and brands at great values.”

Operating income as adjusted increased to $24.2 million or 8.0 percent of sales, from $21.2 million or 7.0 percent of sales in the first quarter of 2010 as a result of higher gross profit and other income. Gross profit increased to $89.9 million or 29.6 percent of sales, from $87.5 million or 29.1 percent of sales in the first quarter 2010. Other income as adjusted increased $1.0 million to $6.3 million due to higher income from the credit card program, the leased shoe department, and breakage on unused gift and merchandise return cards. Selling, general and administrative expenses were $72.0 million or 23.7 percent of sales, compared to $71.6 million or 23.8 percent of sales in the first quarter of 2010.

The effective tax rate (“ETR”) of 39.3 percent for the first quarter increased from 32.3 percent in the same period in 2010. The lower ETR in 2010 benefitted first quarter 2010 earnings by $0.03 per share.

Balance Sheet Highlights

The Company maintained a strong balance sheet with $94.2 million in cash at the end of the first quarter, compared to $71.6 million at the end of the first quarter of 2010, and no debt.

Inventories were $258.8 million at the end of the first quarter compared to $237.5 million at the same time in 2010. This increase resulted from higher basic replenishment and year-round merchandise, lower than expected sales in April, and increased opportunistic purchases for next season. The Company is managing its position and expects inventories to be more in line with sales performance at the end of the second quarter.

Accounts payable increased as a result of a change in payment terms to be more consistent with industry practices and higher inventories.

Capital Expenditures

The Company is increasing its plan for capital expenditure in 2011 by $5 million to a range of $30 to $35 million. The increase is for the purchase of point-of-sale hardware in all stores which will increase operational efficiency.

Store network

The Company operated 262 Stein Mart stores at the end of the first quarter of 2011. No new stores were opened, two stores were closed and two were relocated in the quarter.

Reward Breakage Gain

Results for the first quarter include a pretax gain of $2.0 million ($1.2 million after tax or $0.03 per diluted share) to correct an error that resulted in an overstatement of the liability for outstanding and unused credit card rewards issued under the Stein Mart MasterCard program. The overstatement was due to inaccuracies in the data used to calculate breakage income for expired rewards in fiscal years 2008 through 2010. This correction was not material to any previously reported period and is reported in Other income.

Conference Call

A conference call for investment analysts to discuss the Company’s first quarter results will be held at 10 a.m. ET today, Thursday, May 19, 2011. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through June 3, 2011.

Investor Presentation

Stein Mart’s first quarter 2011 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	April 30, 2011	January 29, 2011	May 1, 2010
ASSETS
Current assets:
Cash and cash equivalents	$94,163	$80,171	$71,624
Trade and other receivables	8,864	10,360	7,910
Inventories	258,804	232,295	237,524
Income taxes receivable	—	2,382	—
Prepaid expenses and other current assets	14,386	15,226	12,430

Total current assets	376,217	340,434	329,488
Property and equipment, net	81,072	79,964	73,139
Other assets	14,992	16,046	16,198

Total assets	$472,281	$436,444	$418,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,039	$95,545	$82,783
Accrued liabilities	63,184	72,587	80,363
Income taxes payable	5,010	—	4,551

Total current liabilities	185,233	168,132	167,697
Other liabilities	20,949	21,061	20,444

Total liabilities	206,182	189,193	188,141
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,659,326, 44,396,504 and 43,381,693 shares issued and outstanding, respectively	447	444	434
Additional paid-in capital	24,071	21,126	16,622
Retained earnings	241,125	225,225	213,053
Accumulated other comprehensive income	456	456	575

Total stockholders’ equity	266,099	247,251	230,684

Total liabilities and stockholders’ equity	$472,281	$436,444	$418,825

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended April 30, 2011	13 Weeks Ended May 1, 2010

Net sales	$303,546	$300,998
Cost of merchandise sold	213,626	213,495

Gross profit	89,920	87,503
Selling, general and administrative expenses	72,025	71,598
Other income, net	8,316	5,273

Operating income	26,211	21,178
Interest income, net	4	8

Income before income taxes	26,215	21,186
Provision for income taxes	10,315	6,838

Net income	$15,900	$14,348

Net income per share:
Basic	$0.35	$0.33

Diluted	$0.35	$0.32

Weighted-average shares outstanding:
Basic	43,851	42,512

Diluted	44,186	43,657

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended April 30, 2011	13 Weeks Ended May 1, 2010
Cash flows from operating activities:
Net income	$15,900	$14,348
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,286	4,336
Change in valuation allowance for deferred tax assets	—	(798)
Deferred income taxes	4,595	798
Store closing charges	143	138
Share-based compensation	914	198
Tax benefit from equity issuances	80	2,041
Excess tax benefits from share-based compensation	(124)	(1,998)
Changes in assets and liabilities:
Trade and other receivables	1,496	2,268
Inventories	(26,509)	(19,399)
Income taxes receivable	2,382	—
Prepaid expenses and other current assets	(2,303)	(1,318)
Other assets	(501)	(645)
Accounts payable	21,494	2,465
Accrued liabilities	(9,454)	(4,334)
Income taxes payable	5,010	1,590
Other liabilities	(71)	(579)

Net cash provided by (used in) operating activities	17,338	(889)

Cash flows from investing activities:
Capital expenditures	(5,424)	(8,871)

Net cash used in investing activities	(5,424)	(8,871)

Cash flows from financing activities:
Excess tax benefits from share-based compensation	124	1,998
Proceeds from exercise of stock options	2,009	434
Repurchase of common stock for employee withholdings	(55)	(2,023)

Net cash provided by financing activities	2,078	409

Net increase (decrease) in cash and cash equivalents	13,992	(9,351)
Cash and cash equivalents at beginning of year	80,171	80,975

Cash and cash equivalents at end of period	$94,163	$71,624